Exhibit 21.1

SUBSIDIARIES OF COUPONS.COM INCORPORATED

Name of Subsidiary	Jurisdiction of Organization
Coupons.com Limited	United Kingdom
Couponstar Pty. Limited	Australia
Coupons.com Holdings (BVI) Limited	British Virgin Islands
Coupons, Inc.	California
Cleo Holding Corporation	Delaware
Yub LLC	Delaware